EXHIBIT 99.1

                       KRONOS ADVANCED TECHNOLOGIES, INC.


Daniel R. Dwight
President and Chief Executive Officer

June 21, 2005


To the Shareholders of Kronos Advanced Technologies, Inc.:

I am pleased to report on the current status of Kronos Advanced Technologies and to personally thank you for your continued support. As the Kronos Management Team looks ahead to the impact the expansion our resources, product claims platform, and intellectual property will have on the Company, the Team becomes more energized and excited about Kronos' future.

Before commenting further on the status of the Company, I must first acknowledge the frustration I've had with (i) the length of the "quiet period" Kronos had endured while the SEC reviewed our recent SB-2 filings and (ii) the time it has taken to get a Kronos-based product to market. Both of these matters have become catalysts for two critical strategic changes in the Company, changes I believe will have a profoundly positive impact on our business going forward.

On June 14, 2005, the U.S. Securities and Exchange Commission declared Kronos' SB-2 Registration Statement effective. As we end our six month "quiet period," this letter represents the beginning of a more active public and investor relations process that Kronos is implementing to not only keep our shareholders current on recent developments but to better promote the Company in public forums. Kronos is actively seeking out publications, product expositions and other public venues for promoting our proprietary technology. In this regard, Kronos is featured in the June issue of Appliance Design and will be featured in an upcoming issue of IEEE Dielectrics and Insulation and at the June Annual Conference of the Electrostatics Society of America.

Much to our frustration and yours, we have had a delay in bringing Kronos-based products to market, in particular the HoMedics consumer product. Although situations such as these are to be expected when developing a technology as potentially revolutionary as that of Kronos', we have made critical changes in our deployment of resources to address the delay.

Our key assumption, when we began commercializing the Kronos technology, was that Kronos would develop and provide the technology and our partners would develop the products, as well as the manufacturing, marketing and distribution forum. However, our experience has taught us that it is far more effective -- and ultimately necessary -- that Kronos to be an integral part of both the application and product development process. This realization translates directly to Kronos' need to become both an application development and licensing company.

As an application development company, Kronos is changing how we operate and the skills we need to succeed. Through the direct use of the Cornell funding we received in December, Kronos has begun to expand our product development resources, including our human resources, equipment and software. As a result, Kronos has repositioned the business to take a more active leadership role in the application and product development process with our partners.

Application and Product Development Team: Kronos formed an Application and Product Development Team (Vladimir Bibikov, Vlad Korolyov, Igor Krichtafovitch, Chris Martin, Jacob O'Harah, Terence Tam, and Mike Ziomkowski). We believe the skill base on this Team better positions the Company to apply the Kronos technology directly to the design, development and assembly of Kronos products.

Software Simulation: In order to make the Application and Product Development Team more productive, Kronos is developing the capability to simulate the air movement and filtration capability of the Kronos technology in various product configurations. This simulation capability reduces the time and cost burden of building devices via trial and error. Our capability in this area is directly related to our recruitment last year of Dr. Sergey Karpov, Senior Software Engineer. We believe that further enhancements in Kronos simulation software by Dr. Karpov will enhance the Company's overall application and product development success rate.

Electronics Development Team: A key component of the Kronos technology is the electronics used to generate and manage the high voltage field, to ensure the safety of the product and to allow the user to maximize the air movement, filtration and sterilization capability of the Kronos technology. Kronos has recently combined our electronics team (Messrs. Bibikov, Krichtafovitch, O'Harah, and Ziomkowski) with the design and product development resources of Tech En, Inc. (a contract design firm that specializes in refinement of existing electronic products). This combination of skills and resources has resulted in Kronos reducing the size of the power supply by one half and the number of components by one third compared to our first generation electronics. This effort not only translates directly into lower cost, but allows Kronos to develop even smaller size air movement, filtration and sterilization devices.

Equipment and Software Purchases: Kronos is either acquiring or building internally various production and testing equipment and software to allow our Application and Product Development and Electronics Teams to design, build and test in limited quantities Kronos products.

The specific impact of these enhancements to Kronos' application and product development capabilities are discussed in more detail below.

                       Application and Product Development

We have not changed our belief that one of the most significant drivers of building a successful business is the ability to establish relationships with key strategic partners; partners who have the vision, financial resources, and product development, marketing, sales and distribution capabilities to integrate the Kronos technology into products that can be mass marketed. Although we continue vigorously pursuing a wide variety of new partnership opportunities, we recognize that with each partnership Kronos will need to play a more integrated role in the application and product development process. We believe that Kronos' technology holds the potential for a virtually limitless number of applications through both its standalone and embedded product platforms.

Standalone Product Platform

We believe that the potential for the Kronos technology to be used as a standalone air purifier will be magnified by the ability of Kronos to demonstrate that our air purification products have a higher cleaning efficiency than other products on the market today. For example, while Sharper Image claims collecting efficiency for small particles of about 0.3 micron is about 60% for their consumer, air purification technology(1), Kronos' collecting efficiency for 0.3 micron size particles is greater than 99.98%(2). Along with better collecting efficiency, Kronos also provides the ability to destroy biohazards, bacteria and viruses. Our strategy is to exploit the robustness of the Kronos technology to improve Indoor Air Quality (IAQ) through the development of Kronos-based air purification products in conjunction with key strategic partners.

Consumer Products: We believe that Kronos' standalone product platform is coming closer to fulfilling its potential to revolutionize the residential air movement and purification market. The Indoor Air Quality market is growing at a tremendous rate. Seeking to take advantage of the substantial potential for consumer products, Kronos executed a Licensing Agreement with HoMedics, a leading provider of health and wellness products. The agreement provides for exclusive North American, Australian and New Zealand retail distribution rights for standalone consumer air purification products.

In February 2005, Kronos and HoMedics began expanding production development beyond the initial prototypes and initiated increased product testing to complete the product claims platform. In conjunction with this effort, Kronos has taken on a leadership role in the completion of the design and development process for the product to ensure the product is able to deliver the full benefits of the Kronos technology to the consumer.

Over the past several months, this effort has resulted in the completion of a modified product design and the production and assembly of a limited number of new devices that incorporate this modified design, as well as a new generation of electronics. The design was modified to limit the level of air that can pass through the device without being properly cleaned by a mass produced Kronos product. When completed, the products will be distributed by HoMedics, which currently distributes its products through major domestic retailers, including Wal-Mart, Home Depot, Sears, Bed Bath & Beyond, and Linens 'N Things.

-----------------------
(1) Based on Shaper Image patent application and corroborated by in-house Kronos testing.
(2) Based on independent laboratory testing by LMS Technologies, Inc.

Commercial and Other Standalone Products: In addition, Kronos is seeking to leverage its consumer product development work to market and sell a commercial line of standalone air purifiers. This commercial line of Kronos-based air purifiers will seek to address the specific air quality issues, including odors, bacteria and viruses, found in most nursing home and assisted living, healthcare and other commercial facilities. Kronos has begun build its own standalone line of demonstration products that can be used as air purifiers, space heaters, disinfectors, deodorizers and/or fans. These devices are currently undergoing testing and evaluation. The Company intends to install Kronos standalone commercial air purifiers in select nursing home, assisted living and hospitality facilities in North America for demonstrating the benefits of the Kronos technology to the commercial marketplace.

Embedded Product Platform

We believe that the potential for Kronos technology to be incorporated into other products - making those products better, more efficient and more effective
- is vast. Kronos embedded applications platform offers an unmatched range of opportunities from commercial and residential air movement and filtration products to military applications on ships and submarines to transportation, products including airplanes and automobiles, to cooling microprocessors. Led by Rich Tusing, our Chief Operating Officer, Kronos has entered into or is actively seeking to enter into strategic partnerships that should allow us to develop and market some of these applications.

Residential and Commercial Products: To exploit the Kronos technology in the embedded commercial and residential marketplace, Kronos strategy is twofold: (i) actively seek one or more strategic partners to develop, manufacture and market embedded air purifiers and (ii) design and develop larger size devices for customer testing and evaluation. Over the past several months, Kronos has made material progress in the initial execution of this strategy:

In order to effectively market and distribute the Kronos technology to the embedded commercial and residential markets, Kronos has initiated discussions with various suppliers of commercial, industrial and residential air movement and filtration products. These suppliers tend to be large multi-national companies with global product development and production, marketing, sales and/or distribution capability.

We believe that the Kronos technology offers distinct advantages over the current products being used to serve the commercial and residential air filtration markets. In the residential market, Kronos offers a variety of application solutions as an alternative to traditional air movement and filtration devices. In May 2005, we initiated a strategic relationship with IKEA, a world leading furnishing retailer. Kronos and IKEA plan to co-develop new consumer products that embed Kronos' silent, air movement, purification and sterilization technology into other products and devices for residential use.

In the commercial market, Kronos technology can provide better than HEPA level filtration without some of the significant drawbacks of current HEPA filtration systems. HEPA filters require high levels of air pressure in order to force air through the filtration mechanism. This means using large fans that produce noise as well as consume large quantities of energy. Conversely, Kronos technology generates air flow and contributes positive pressure, thereby reducing the energy load on the air handling system and enabling building filtration without modifying the existing HVAC system. HEPA filters also create a condensed biohazard through the accumulation of live particles on the filtration medium; Kronos technology eliminates these biohazards.

We believe these market advantages mean Kronos-based devices can be sold to (i) existing commercial, residential and industrial facilities that cannot install HEPA filtration because the facilities do not meet the static pressure requirements from their fan-based air handling system; (ii) existing and new facilities that are seeking the added benefit of biohazard protection; and (iii) facilities that seek improved energy efficiency.

In order to fully demonstrate the Kronos technology in larger scale applications, Kronos is designing and building commercial size devices. These devices are being built to successfully meet the HVAC industry's ASHRAE 52.2 testing standard for filtration. Because Kronos has successfully tested its smaller standalone product under ASHRAE 52.2 testing standards, we expect similar success with our new commercial size devices.

Transportation Products: To exploit the Kronos technology in the transportation marketplace, Kronos strategy is to use our success in designing and building an embedded air mover and purifier product for a premier business jet manufacturer and an air mover for the U.S. Navy, to actively seek other strategic partners to initiate development of Kronos air purifiers for the aviation and automobile industries.

Following a delay due to the customer's resource constraints, Kronos has resumed building an embedded air movement and filtration devices for a premier business jet manufacturer. The Kronos devices have been designed under this contract to meet all FAA safety standards, including environmental, flammability and electromagnetic interference (EMI).

A future potential commercial line of Kronos-based air handlers and purifiers would attempt to address the specific air quality issues, including exhaust and viruses, found in enclosed spaces occupied by multiple people for extended periods of time, while providing more efficient air movement within unique space constraints.

Military Products: Kronos strategy in the military marketplace is to continue to use on a selective basis U. S. Department of Defense resources to develop, test and evaluate the Kronos technology for various military and homeland security applications. Based on the success of these select efforts, Kronos intends to work with one or more defense contractors to mass produce these applications.

For example, Kronos recently completed designing and building a product for use in a unique, U.S. Navy environment that would provide a more efficient HVAC air handling system for naval ships. This effort was funded through a U. S. Navy Small Business Innovation Research Phase II contract. In May 2005, Kronos shipped the product to Northrop Grumman for testing and evaluation.

Microelectronics Cooling Products: Kronos strategy is to lay the initial ground work for our vision of the Kronos technology as a viable alternative solution for cooling microelectronics. In December 2004, the Washington Technology Center awarded funding for a research and technology development project for Kronos and the University of Washington to develop an improved microchip air handling system. Over the past several months, Kronos and the University of Washington initiated research into the development of an energy-efficient heat transfer technology.

                             Product Claims Platform

As the awareness of Indoor Air Quality (IAQ) continues to grow and people become more aware that the hazards of poor IAQ goes beyond just dust particles, Kronos is seeking to establish an industry leadership position in setting the standard for biohazard, bacteria and virus removal from the air stream we breath. Led by Dr. Vladimir Gorobets, our Senior Engineer, Kronos' is obtaining further verification of our product claims platform through university, government, commercial and other independent testing sources.

To date, independent laboratory testing has verified the filtration and sterilization capability of the Kronos technology.

Filtration Testing Results:
o LMS Industries - removal of over 99.97% of 0.1 micron and above size particles using HVAC industry's ASHRAE 52.2 testing standard for filtration;
o MicroTest Laboratories - HEPA Clean Room Class 1000 quality particulate reduction;
o Intertek - tobacco smoke elimination tests, which demonstrated a Clean Air Delivery Rate (CADR) for the Kronos air purifier of over 300 for the larger size Kronos air purifier and 80 for the smaller size using consumer filtration testing standards for the Association of Home Appliance Manufacturers (AHAM).

Sterilization Testing Results:
o New Hampshire Materials Laboratory - up to 95% reduction of hazardous gases, including numerous contaminants found in cigarette smoke;
o        Battelle PNNL  - 95% destruction of Bg (anthrax simulant);
o Dr. Sergey Stoylar, a bacteriologist from the American Bacteriological Society - 100% destruction of Bacillus subtilis 168 (bacteria simulant) at air velocities up to 725 feet per minute.

Along with increased IAQ awareness is an increase in the consumer's understanding of effective and ineffective air purifiers and some of the potentially harmful side effects of some of these products sold in the market today. For example, as recently highlighted in the May issue of Consumer Reports, ionizing air cleaners could expose users to lung-damaging levels of ozone, a normal bi-product of ion based electrostatic air filters. Kronos has demonstrated the ability to minimize the production of ozone to safe levels acceptable to the most stringent requirements of the Environmental Protection Agency and in accordance with Underwriters Laboratory standards. Kronos' innovative solution for generating highly dense ion production necessary to move and purify large volumes of air while ensuring a limited ozone concentration (patents pending) is well within the "Good" range (as defined by the EPA) and creates a distinct competitive advantage for Kronos air purifiers.

                              Intellectual Property

Under the leadership of our Chief Technology Officer, Dr. Igor Krichtafovitch, Kronos continues to seek out innovative ways to improve on the core Kronos technology, as well as new and innovative applications for our proprietary technology. This effort includes the constant filing of new patent applications.

To date, Kronos has received notification that seven of these patents applications have been allowed for issuance by the United States Patent and Trademark Office. Our intellectual property process is very much a collaborative effort and many members of the Kronos team have either received patents (Drs. Gorobets and Krichtafovitch) or have patents pending (Messrs. Bibikov, Gorobets, Krichtafovitch, Martin, O'Harah and Tam).


                               Fiscal 2005 Outlook

We firmly believe that Kronos is well positioned for future growth. In accordance with our Standby Equity Distribution Agreement, we have access of up to $20 million in capital from Cornell Capital to meet our development needs. We have in select markets and are actively seeking to expand in other markets, partners with the vision, resources and capabilities to integrate Kronos technology into viable products, with a particular focus on residential and commercial air filtration and on partners with the long term vision to integrate Kronos technology into products with longer product development life cycles (e.g., aviation, automotive and information technology). We believe that combining these partners' skills with our recent expansion of our own application and product development resources, product claims platform and intellectual property position has better positioned our Company to succeed in bringing Kronos-based air movement, filtration and sterilization products to market.

As a result, the recently expanded Kronos Team is more excited than ever about the Company's prospects for generating sustainable revenue growth and our ability to bring value to our stockholders. Again, thank you for your continued support of Kronos Advanced Technologies and we look forward to seeing our shareholders at Kronos' next Annual Meeting this fall.

Best regards,

/s/  Daniel R. Dwight
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Daniel R. Dwight